                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                              Preview Travel, Inc.
                              --------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   74137R 10 1
                                   -----------
                                 (CUSIP Number)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  74137R 10 1                 13G
          -------------                ----

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Landmark Communications, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)[ ]
                                                           (b)[X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            635,457
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                635,457
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           635,457
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  74137R 10 1                 13G
          -------------                ----

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Landmark Broadcasting, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)[ ]
                                                          (b)[X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            635,457
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                635,457
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           635,457
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  74137R 10 1                 13G
          -------------                ----

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Landmark Television, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)[ ]
                                                           (b)[X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            635,457
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                635,457
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           635,457
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  74137R 10 1                 13G
          -------------                ----
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KLAS, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)[ ]
                                                          (b)[X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            635,457
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                635,457
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           635,457
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                         Name of Issuer:

                                   Preview Travel, Inc. (the "Issuer")

Item 1(b).                         Address of Issuer's Principal Executive
                                   Offices:

                                   747 Front Street
                                   San Francisco, CA  94111

Items 2(a)                         Name of Person Filing; Address of Principal
and (b).                           Business Office:

                                   This Statement is being filed on behalf of Landmark Communications, Inc., a Virginia corporation ("Landmark"), and its wholly owned subsidiaries Landmark Broadcasting,
                                   Inc.,       a      Virginia       corporation
                                   ("Broadcasting"), Landmark Television, Inc., a Nevada corporation ("Television"), and KLAS, Inc., a Nevada corporation ("KLAS," and together with Landmark, Broadcasting and Television, the "Reporting Persons"). KLAS is a wholly owned subsidiary of Television, which is wholly owned by Broadcasting, which is a wholly owned subsidiary of Landmark. Pursuant to regulations promulgated under
                                   Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of Landmark, Broadcasting and Television may be deemed a beneficial owner of the shares of Common Stock held by KLAS and reported herein.

                                   Each of Landmark and Broadcasting has its principal office at 150 West Brambleton Avenue, Norfolk, Virginia 23510-2075. Each of Television and KLAS has its principal office at 3228 Channel 8 Drive, Las Vegas, Nevada 89109.


Item 2(c).                         Citizenship:

                                   Not Applicable

Item 2(d).                         Title of Class of Securities:

                                   Common Stock, par value $.001 per share (the
                                   "Common Stock")

Item 2(e).                         CUSIP Number:

                                   74137R 10 1

Item 3.                            Not Applicable

Item 4.                            Ownership:

                                    (a)     635,457 shares of Common Stock, as
                                            of December 31, 1997.

                                    (b)     5.8%

                                    (c)     (i)      635,457
                                           (ii)      -0-
                                           (iii)     635,457
                                           (iv)      -0-

Item 5.                            Ownership of Five Percent or Less of a Class:

                                   Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

                                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                                   Not Applicable

Item 8. Identification and Classification of Members of the Group:

                                   Not Applicable

Item 9.                            Notice of Dissolution of Group:

                                   Not Applicable

Item 10.                           Certification:

                                   Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                            LANDMARK COMMUNICATIONS, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Executive Vice President,
                                                   General Counsel &
                                                   Secretary


                                            LANDMARK BROADCASTING, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Vice President & Secretary


                                            LANDMARK TELEVISION, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Assistant Secretary



                                            KLAS, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Secretary

                                  EXHIBIT INDEX

Exhibit No.                Description                                 Page
-----------                ------------                                ----

1                           Joint Filing Agreement, dated               10
                            February 13, 1998, among the
                            signatories to this Schedule 13G.

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 13, 1998

                                            LANDMARK COMMUNICATIONS, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Executive Vice President,
                                                   General Counsel &
                                                   Secretary


                                            LANDMARK BROADCASTING, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Vice President & Secretary


                                            LANDMARK TELEVISION, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Assistant Secretary


                                            KLAS, INC.


                                            By:/s/ Louis F. Ryan
                                              --------------------
                                            Name: Louis F. Ryan
                                            Title: Secretary